Filed Pursuant to Rule 433

Registration No. 333-232144

Fact Sheet | September 28, 2020 Hypothetical Payment at Maturity Issuer: Tenor: Reference Asset: Barrier Value: Coupon Payments: Physical Delivery Amount and Fractional Share Amount: Barclays Bank PLC Approximately 12 months The Common Stock of Bank of America Corporation (Bloomberg ticker: “BAC UN <Equity>”) (the “Reference Asset”) 70.00% of the Initial Value $78.33 per month (based on a 9.40% per annum rate), to be determined on the Initial Valuation Date. For the Reference Asset, (a) the Physical Delivery Amount is a number of shares of the Reference Asset equal to $1,000 divided by the Ini tial Value, rounded down to the nearest whole number and (b) the Fractional Share Amount is equal to the number of fractional shares resulting from dividing $1,000 by the Initial Value. Selected Structure Definitions Automatic Call: The notes cannot be redeemed for the first six months after the Issue Date. If, on any Call Valuation Date, the Closing Value of the Reference Asset is greater than or equal to the Call Value, the notes will be automatically redeemed and you will receive a cash payment per $1 0,000 principal amount of notes on the related Call Settlement Date equal to the Redemption Price. No further amounts will be payable on the notes after the Call Settlement Date. If the Notes are redeemed prior to scheduled maturity, and if you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $10,000 principal amount of notes (in addition to the final Coupon Payment payable on such date) equal to:  If the Final Value of the Reference Asset is greater than or equal to the Barrier Value, $10,000 per $10,000 principal amount note  If the Final Value of the Reference Asset is less than the Barrier Value and we have not elected to exercise our physical settlement option, an amount calculated as follows: $10,000 + [$10,000 × Reference Asset Return of the Reference Asset]  If (a) the Final Value of the Reference Asset is less than the Barrier Value and (b) we have elected to exercise our physical settlement option, you will receive, per $10,000 principal amount Note, (i) an amount of shares of the Reference Asset equal to the Applicable Physical Delivery Amount and (ii) a cash payment equal to the Applicable Fractional Share Amount multiplied by the Final Value of the Reference Asset If the notes are not redeemed prior to scheduled maturity, and if the Final Value of the Reference Asset is less than the Barrier Value, you will be fully exposed to the decline of the Reference Asset from the Initial Value. In such an event, if we elect to exercise our physical settlement option, the market value of the shares that you receive may be less than the amount of cash that you would have received had we not elected to exercise such option. You may lose up to 100.00% of the principal amount of your notes at maturity (not including the coupon payments on the notes). $10,000 per $10,000 principal amount note that you hold, plus the Coupon Payment that will otherwise be payable on the Call Settlement Date. Payment at Maturity: CUSIP / ISIN: Initial Value: 06741WKZ2 / US06741WKZ22 The Closing Value of the Reference Asset on the Initial Valuation Date. The Closing Value of the Reference Asset on the Final Valuation Date. September 25, 2020 September 30, 2020 September 27, 2021 September 30, 2021 Final Value: Initial Valuation Date: Issue Date: Final Valuation Date: Maturity Date: Redemption Price: The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement. All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated September 25, 2020 (the 'Pricing Supplement'). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as des cribed in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. Autocallable Fixed Coupon Notes

Fact Sheet | September 28, 2020 Summary Characteristics of the Notes Summary Risk Considerations  Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 1.00% of the principal amount of the notes, or up to $100.00 per $10,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees.  Estimated Value Lower Than Issue Price—Our estimated value of the notes on the Initial Valuation Date is expected to be between $9,550.00 and $9,750.00 per Note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information.  Potential for Significant Loss—The notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the notes at maturity. You may lose some or all of your principal if the notes are not redeemed, and the Final Value of the Reference Asset is less than the Barrier Value. You may lose up to 100.00% of your principal amount.  Potential Return is Limited to the Coupon Payments on the Notes—The potential positive return you may receive on the notes is limited to the Coupon Payments payable during the term of the notes.  Early Redemption and Reinvestment Risk—If the notes are redeemed, you will not receive any additional payments on the notes and you may not be able to reinvest any amounts received in a comparable investment with a similar level of risk and yield.  Credit of Issuer—The notes are unsecured and unsubordinated debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any repayment of principal, under the terms of the notes.  U.K. Bail-In Power—Each holder and beneficial owner of notes acknowledges, accepts, and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information.  Historical Performance—The historical performance of the Reference Asset is not an indication of the future performance of the Reference Asset over the term of the notes.  Conflict of Interest—In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates play a variety of roles in connection with the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes.  Lack of Liquidity—The notes will not be listed on any securities exchange. There may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily.  Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation.  Physical Settlement—You may under certain circumstances receive shares of the Reference Asset at maturity. If we exercise our physical settlement option, the market value of the shares that you receive may be less than the amount of the cash payment that you would have received had we not exercised such option due to fluctuations in the value of such Reference Asset during the term of the notes. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registrati on statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06741WKZ2.pdf You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwrit er or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. Autocallable Fixed Coupon Notes